ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of March 31, 2025, by and between Quest Resource Management Group, LLC, a Delaware limited liability company (“Seller”), and Lincoln Waste Solutions, LLC, a Connecticut limited liability company (“Purchaser”). Seller and Purchaser are collectively referred to herein as the “Parties,” and each individually as a “Party.”

BACKGROUND

WHEREAS, Seller is engaged in the business of providing or brokering of waste and recycling managed services via outsourced supply chain to tenant or landlord billed malls (the “Business”); and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets, upon the terms and subject to the conditions set forth herein. Certain capitalized terms used in this Agreement have the meanings assigned to them in ARTICLE 9.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
PURCHASE AND SALE OF PURCHASED ASSETS

1.1  Purchase of the Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of any and all Liens.

1.2  Purchase Price. The aggregate consideration to be paid for the purchase of the Purchased Assets shall be as follows (the “Purchase Price”):

(a)  $5,004,164, payable at the Closing (the “Closing Payment”); plus

(b)   the Milestone Payments, if any; plus

(c)  the Acquired AR Remittance Amount, if any, less;

(d)  any offset against the Milestone Payments and Acquired AR Remittance Amount effected in accordance with Section 1.6 of this Agreement.

1.3  Payment of the Purchase Price. At the Closing, Purchaser shall (a) pay Seller the Closing Payment in cash in United States dollars by wire transfer of immediately available funds to an account designated by Seller in writing, and (b) assume the Assumed Liabilities as required by this Agreement. Any portion of the Purchase Price not paid at the Closing shall be paid in accordance with the terms of this Article 1, if and when due.

1.4  Milestone Payments.

(a)  Following the Closing and as additional consideration for the purchase and sale of the Purchased Assets, Seller shall be entitled to receive from Purchaser, and Purchaser shall pay (subject to the terms and conditions set forth in this Section 1.4), additional amounts based on the performance of the Acquired Contracts during each of (i) the twelve (12) month period ending on the first anniversary of the Closing Date (the “First Performance Period”), the twelve (12) month period ending on the second anniversary of the Closing Date (the “Second Performance Period”), and the twelve (12) month period ending on the third anniversary of the Closing Date (the “Third Performance Period”, together with the First Performance Period and the Second Performance Period, the “Performance Periods”, and each, a “Performance Period”). The aggregate amount (if any) to be paid with respect to each of the First Performance Period (the “First Milestone Payment”), the Second Performance Period (the “Second Milestone Payment”), and the Third Performance Period (the “Third Milestone Payment”, together with the First Milestone Payment and Second Milestone Payment, the “Milestone Payments”, and each, a “Milestone Payment”) shall be determined in accordance with this Section 1.4. Each Milestone Payment (if any) shall be paid to Seller, within 5 days after such Milestone Payment has been finally determined pursuant to this Section 1.4, by wire transfer of immediately available funds to an account designated by Seller in writing.

(b)  The amount of any Milestone Payment shall be calculated as set forth in this Section 1.4(b) and the payment of any Milestone Payment shall be subject to the terms and conditions of this Section 1.4(b).

(i)  If Gross Profit during the First Performance Period is equal to or less than the Threshold, then the First Milestone Payment will equal $0.

(ii)  If Gross Profit during the First Performance Period is greater than the Threshold, then the First Milestone Payment will equal half of the amount by which the Gross Profit during the First Performance Period exceeds the Threshold.

(i)  If Gross Profit during the Second Performance Period is equal to or less than the Threshold, then the Second Milestone Payment will equal $0.

(ii)  If Gross Profit during the Second Performance Period is greater than the Threshold, then the Second Milestone Payment will equal half of the amount by which the Gross Profit during the Second Performance Period exceeds the Threshold.

(iii)  If Gross Profit during the Third Performance Period is equal to or less than the Threshold, then the Third Milestone Payment will equal $0.

(iv)  If Gross Profit during the Third Performance Period is greater than the Threshold, then the Third Milestone Payment will equal half of the amount by which the Gross Profit during the Third Performance Period exceeds the Threshold.

In no event shall the aggregate Milestone Payments made pursuant to this Section 1.4(b) exceed $6,500,000.

(c)  Within sixty (60) days following the expiration of each applicable Performance Period, Purchaser shall deliver to Seller a detailed statement (each, a “Milestone Payment Statement”) setting forth the calculation of Gross Profit for the applicable Performance Period, together with an accounting of cash received with respect to each Acquired Contract for the applicable Performance Period. Each Milestone Payment Statement shall become final and binding upon the Parties at 5:00 p.m. Eastern Time on the thirtieth (30th) day following the date on which such Milestone Payment Statement was delivered to Seller unless Seller delivers written notice of its disagreement with such Milestone Payment Statement (a “Notice of Dispute”) to Purchaser prior to such date (which disagreements shall be limited to good-faith, reasonably detailed assertions that the calculations therein were not made in the manner required by this Agreement). Any Notice of Dispute shall specify in reasonable detail the nature of any disagreement so asserted or a request for additional information, calculations or documents. If a Notice of Dispute is received by Purchaser in a timely manner pursuant to this Section 1.4(c), then such Milestone Payment Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Purchaser on the earlier of (i) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Dispute and (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the thirty (30) day period following the delivery of a Notice of Dispute, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Dispute, provided, that any discussions and negotiations related to such disagreements shall (unless otherwise agreed by Purchaser and Seller) be governed by Rule 408 of the Federal Rules of Evidence. If at the end of such thirty (30) day period Seller and Purchaser have not resolved in writing the matters specified in the Notice of Dispute, Seller and Purchaser shall submit to the Accounting Firm only matters that remain in dispute. Seller and Purchaser shall instruct and use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the terms of this Agreement, and no other matters. The Accounting Firm’s decision shall be (x) based solely on written submissions by Seller and Purchaser and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review (it being understood that all such written submissions will also be provided to both Purchaser and Seller at the same time they are provided to the Accounting Firm), (y) made strictly in accordance with the terms of this Agreement and (z) final and binding on all of the Parties absent fraud or manifest error. No Party shall have any ex-parte communication with the Accounting Firm relating to its services under or in connection with this Agreement and the Accounting Firm shall not permit or authorize discovery or hear any testimony. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party. The fees and expenses of the Accounting Firm incurred pursuant to this Section 1.4(c) shall be borne pro rata as between Seller, on the one hand, and Purchaser, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by Seller and Purchaser, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses.

(d)  Following the Closing, Purchaser shall have sole discretion with regard to all matters relating to the operation of the Purchased Assets; provided, however, that, following the Closing, Purchaser shall not, directly or indirectly, take any actions, or fail to take any actions, in bad faith with the intent in each case to avoid or reduce any Milestone Payment hereunder. During each Milestone Period, Purchaser shall keep adequate books and records to the extent reasonably necessary to enable Seller to fully review any Milestone Payment Statement. Notwithstanding the foregoing, Purchaser has no obligation to operate itself in order to achieve any Milestone Payments. Purchaser does not make any representation or warranty (express or implied) to Seller in respect of the Milestone Payments. Nothing in this Agreement shall create a fiduciary duty on the part of Purchaser to Seller with respect to the Milestone Payments.

(e)  The right of Seller to receive any Milestone Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws; (ii) will not be represented by any form of certificate or instrument; (iii) does not give Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of Purchaser’s equity interests; (iv) is not redeemable; and (v) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”), except for (x) pledges of a security interest in the Milestone Payment (and payment rights stemming therefrom) to any of Seller’s secured creditors and transfers of interests in the Milestone Payments (and proceeds thereof) in connection with any exercise of remedies by Such secured creditors, and (y) assignments by operation of Law or pursuant to the Laws of descent and distribution (and any Transfer in violation of this Section 1.4(e) shall be null and void).

1.5  Acquired AR Remittance Amount.

(a)  Following the Closing and as additional consideration for the purchase and sale of the Purchased Assets, Seller shall be entitled to receive from Purchaser, and Purchaser shall pay (subject to the terms and conditions set forth in this Section 1.5), a one-time payment based on Purchaser’s ability to collect the Acquired Accounts Receivable from each applicable Third Party within the first one-hundred twenty (120) days following the Closing (the “Collection Period”). The aggregate amount (if any) to be paid with respect to the Collection Period (the “Acquired AR Remittance Amount”) shall be determined in accordance with this Section 1.5.

(b)  During the Collection Period, Purchaser shall use its commercially reasonable efforts to collect the Acquired Accounts Receivable from each applicable Third Party. If, during the Collection Period, Purchaser collects any of the Acquired Accounts Receivable (such collected amount less any reasonable and documented out-of-pocket costs of collection is referred to herein as, the “Collected Acquired Accounts Receivable”) from any applicable Third Party, the Acquired AR Remittance Amount will be an aggregate amount equal to half of the Collected Acquired Accounts Receivable.

(c)  Within sixty (60) days following the expiration of the Collection Period, Purchaser shall (i) deliver to Seller an accounting of the Collected Acquired Accounts Receivable together with any other supporting materials reasonably requested by Seller, and (ii) pay, or cause to be paid, to Seller the Acquired AR Remittance Amount by wire transfer of immediately available funds to an account designated by Seller in writing.

(d)  Following the Closing, Purchaser shall have sole and absolute discretion and control with regard to the collection of the Acquired Accounts Receivable. Without limiting the foregoing, Purchaser shall be entitled to engage collection agencies, initiate Litigation, offer discounts and take any other actions that Purchaser believes in its reasonable sole discretion are necessary to collect the Acquired Accounts Receivable. Nothing in this Agreement shall create a fiduciary duty on the part of Purchaser to Seller with respect to the Acquired AR Remittance Amount. The right of Seller to receive the Acquired AR Remittance Amount (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws; (ii) will not be represented by any form of certificate or instrument; (iii) does not give Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of Purchaser’s equity interests; (iv) is not redeemable; and (v) may not be Transferred, except by operation of Law or pursuant to the Laws of descent and distribution (and any Transfer in violation of this Section 1.1(d) shall be null and void).

1.6  Post-Closing Adjustment to Purchase Price. If, within the first four (4) months following the Closing, (i) (A) Purchaser receives any written notice from any Acquired Customer to the effect that such customer intends to stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying products and services from the Business at any of the Acquired Sites, or (B) any Acquired Customer intends to terminate an Acquired Contract, if applicable, and (ii) the Site-Level Gross Profit for any impacted Acquired Sites is positive, then Seller shall pay Purchaser an amount equal to (x) the total aggregate Site-Level Gross Profit for such impacted Acquired Sites, multiplied times (y) 2.55; provided, however, in no event shall the aggregate amount of any such payment exceed the lesser of (x) the sum of (i) the Milestone Payments (if any) payable hereunder and (ii) the Acquired AR Remittance Amount (if any) payable hereunder or (y) five million dollars ($5,000,000). The adjustment to the Purchase Price set forth in this Section 1.6 may be effected solely by offsetting any payment owed by Seller to Purchaser hereunder against any Milestone Payments (if any) or Acquired AR Remittance Amount (if any) otherwise due to be paid to Seller pursuant to each of Section 1.4 and Section 1.5. Purchaser shall provide Seller with any written customer notifications that support the Purchase Price reduction set forth herein, together with any other supporting material reasonably requested by Seller.

1.7  Right of Setoff. Purchaser shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to each of Section 1.4 and Section 1.5 any amount that is due or owing from Seller to Purchaser under this Agreement or otherwise.

1.8  Allocation of Purchase Price. Within six (6) months following the Closing Date, Purchaser shall prepare and deliver or cause to be delivered to the Seller an allocation, for Tax purposes, of the Closing Payment and any other relevant items among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state or local Law) (the “Allocation”). The Allocation shall be deemed final unless Seller notifies Purchaser in writing that Seller objects to one or more items reflected in the Allocation within ten (10) days after delivery of the Allocation to Seller. In the event of any such objection, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the Allocation within thirty (30) days after the delivery of the Allocation to Seller, such dispute shall be resolved by the Accounting Firm in accordance with the procedures of Section 1.4(c). The final Allocation shall be binding on the Parties, and the Parties shall file their Tax Returns (including IRS Form 8594) on a basis consistent therewith, unless required to do so pursuant to a final “determination” within the meaning of Section 1313(a) of the Code or other applicable Law. The Parties will promptly provide each other with any other information required to complete IRS Form 8594. Purchaser and Seller agree that the Allocations will be amended to reflect adjustments to the consideration paid for the Purchased Assets pursuant to this Agreement, including, but not limited to, the amount of any Milestone Payments and the amount of the Acquired AR Remittance Amount.

1.9  Withholding. Notwithstanding anything to the contrary in this Agreement, Purchaser will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any amounts required to be deducted or withheld under applicable Law. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

1.10  Adjustments for Tax Purposes. Any payments made pursuant to Sections 1.4, 1.5 or 1.6 shall be treated as an adjustment to the Purchase Price with respect to the Purchased Assets by the Parties for Tax purposes, unless otherwise required by Law.

1.11  Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place remotely via electronic exchange of executed documents and other deliverables through electronic transmission in portable document format, on the last day of the calendar month in which all of the conditions to closing have been satisfied or waived (excluding conditions that, by their terms, cannot be satisfied until the Closing). For the purposes of this Agreement, the Closing shall be deemed to have occurred at 12:01 A.M. local time in each applicable jurisdiction on the Closing Date.

ARTICLE 2
ASSUMPTION OF LIABILITIES

2.1  Assumption of the Liabilities of the Business.

(a)  Purchaser shall assume the Assumed Liabilities as required by this Agreement and shall pay, perform and discharge such Assumed Liabilities in full, in accordance with their terms.

(b)  Seller shall pay, perform and discharge all of the Retained Liabilities in full, in accordance with their terms, regardless of any disclosures made or exceptions noted with respect to the representations, warranties, covenants and agreements of Seller contained in this Agreement, the Schedules hereto or any other document executed or delivered by Seller in connection with the transactions contemplated hereby; provided, however, that, to the extent that Seller does not pay or discharge any Retained Liability that is related to the operation of the Business after Closing, including the payment of any amounts owing to vendors that continue to be vendors of the Business after the Closing, then Purchaser may pay or satisfy such Retained Liability and offset the amount of such payment against any amounts that are or become due and owing from Purchaser to Seller hereunder.

2.2  Assignment of Certain Acquired Contracts.

(a)  Nothing contained in this Agreement shall be construed as an attempt to agree to assign any Acquired Contract which is non-assignable without the consent of any other party thereto. If Purchaser shall have elected to close the transactions contemplated hereby without obtaining all consents necessary to effect such assignment prior to the Closing, then the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof and Seller shall (i) continue to use its commercially reasonable efforts to obtain such consent(s), (ii) reasonably cooperate with Purchaser in any commercially reasonable arrangement designed to provide for Purchaser the benefit (including the exercise of Seller’s rights (as applicable)) under any such Purchased Asset, (iii) use commercially reasonable efforts to facilitate the collection of the monies due and payable, or to become due and payable, to Seller pursuant to every such Acquired Contract, (iv) remit such monies to Purchaser within ten (10) Business Days of collection, and (v) pay any and all fees and costs related to obtaining any consent to assignment. Promptly after receipt of any such consent after the Closing, Seller shall assign such Acquired Contract to Purchaser, and Purchaser shall assume, pay, perform and discharge the Assumed Liabilities related thereto.

(b)  Purchaser may, at its option and sole expense, perform some or all of Seller’s obligations due to be performed after the Closing under any such Acquired Contract that is not assignable without the consent of another Party to the extent (i) Purchaser can perform such obligations without violating the terms of such non-assigned Acquired Contract or any applicable Law, and (ii) Purchaser is being provided the benefits of such non-assigned Acquired Contract.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser on the date hereof and on the Closing Date as follows:

3.1  Organization, Standing and Foreign Qualification. Seller is a limited liability company duly organized and validly existing, under the laws of the State of Delaware, with the power and authority to carry on its business and to own, lease and operate its properties. Seller is duly qualified or licensed to transact business in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted require such qualification or licensing, except where the failure to be so qualified or licensed would not have a Material Adverse Change.

3.2  Authority and Binding Effect. Seller has power and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements to which Seller is a party have been duly authorized by all requisite action of Seller, and no other company proceedings are necessary to authorize such execution, delivery or performance. This Agreement and the Other Agreements to which Seller is a party each constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, or other Law affecting the enforceability of creditors’ rights generally.

3.3  Validity of Contemplated Transactions; Governmental and Other Consents.

(a)  The execution, delivery and performance by Seller of this Agreement and the Other Agreements to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) violate any provision of the Organizational Documents of Seller, (ii) violate any Law or Order applicable to Seller, (iii) except as disclosed in Schedule 3.3(a), result in a Default under, or require the consent or approval of any party to, any Acquired Contract or License of Seller, (iv) result in the creation or imposition of any Lien on the Purchased Assets, or (v) result in the acceleration of the maturity of any payment date of any of Seller’s obligations related to the Purchased Assets.

(b)  No consent, authorization, Order or approval of, or filing or registration with, any Governmental Authority or Third Party is required for or in connection with the execution and delivery by Seller of this Agreement or any of the Other Agreements to which Seller is a party, or the consummation by Seller of the transactions contemplated hereby or thereby.

3.4  Financial Statements. The Financial Statements (copies of which are attached hereto as Schedule 3.4) (i) are in accordance with the books and records of Seller, which are complete and correct in all material respects, and (ii) present fairly, in all material respects, the financial position of the Business as of the dates indicated and the results of its operations and its cash flows for the periods then ended, except for normal audit adjustments.

3.5  Absence of Undisclosed Liabilities. Seller has no Undisclosed Liabilities relating to the Business or the Purchased Assets, except for Liabilities incurred since December 31, 2024 in the Ordinary Course of Business, none of which are material.

3.6  Absence of Changes. Except as expressly contemplated by this Agreement or as disclosed on Schedule 3.6, since December 31, 2024, the Business has been carried on only in the Ordinary Course of Business consistent with past practice, and there has not been in respect of the Business or the Purchased Assets:

(i)  any Material Adverse Change, and there has been no event, circumstance, or condition that (individually or in the aggregate) would reasonably be expected to result in a Material Adverse Change with respect to Seller, the Business or the Purchased Assets;

(ii)  any change in any method of accounting or accounting practice;

(iii)  any failure to pay, or any other deferral of, any Liability when it became due and payable or any prepayment or other acceleration of any Liability;

(iv)  except in the Ordinary Course of Business, either (A) any purchase, lease or other acquisition of, or entering into a lease, license or other contractual right to use, any real or tangible or intangible personal property, or (B) any sale, lease or other disposition of, or grant of any security or other interest in, all or any portion of any of Seller’s property (real or personal, tangible or intangible);

(v)  any hiring of any employee, other than in the Ordinary Course of Business;

(vi)  grant or institution of any increase in any rate of salary or compensation or any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan, other than in the Ordinary Course of Business;

(vii)  cancellation, material modification or grant of a material waiver under, without receiving payment or performance in full, any material Liability owed to Seller with respect to the Business or the Purchased Assets, including any accounts receivable of Seller;

(viii)  made any adverse amendment to, or terminated any agreement that would otherwise be, an Acquired Contract;

(ix)  any appointment of a receiver or any bankruptcy proceeding involving Seller;

(x)  (a) any material Tax election or change in any Tax election, (b) any change of any annual Tax accounting period or any change of any method of Tax accounting (except as required by Law), (c) any amended Tax Return or any claim for Tax refunds, (d) any entry into any closing agreement relating to Taxes or (e) any settlement of any Tax claim, audit or assessment; or

(xi)  any agreement or other obligation to do any of the foregoing.

3.7  Secured Indebtedness. As of the Closing, except as set forth in Schedule 3.7, Seller has no Liens securing Indebtedness related to the Business or the Purchased Assets, other than Liens that will be satisfied or released in connection with the Closing.

3.8  Taxes.

(a)  Seller has timely filed (taking into account valid extensions) with the appropriate Governmental Authorities all Tax Returns that were required to be filed on or before the Closing Date in accordance with applicable Laws. All such Tax Returns are true, complete, and correct in all respects. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been fully paid.

(b)  The reserves for Taxes contained in the Financial Statements have been established in accordance with GAAP and are sufficient for the payment of all unpaid Liabilities for Taxes of Seller for all periods ended on or before the dates of such Financial Statements. Seller will be and remain fully responsible for the payment of all Taxes incurred by it with respect to its Business and operations prior to the Closing. There are no Liens for any Taxes on or relating to any of the Purchased Assets; and Seller has not received any written notice of assessment or proposed assessment in connection with any Taxes which might result in any Lien on any of the Purchased Assets

(c)  Seller is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax.

(d)  All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)  Seller has neither waived any statute of limitations in respect of Taxes nor agreed to a Tax assessment or deficiency. Seller (i) is not presently under audit with respect to any fiscal year or period, (ii) has not received notice of any contemplated investigation or audit by any taxing authority concerning any fiscal year or period ended prior to the date hereof, and (iii) does not have Knowledge of any reasonable basis that might exist for any such investigation or audit. No Tax is required to be withheld pursuant to Section 1445 of the Code or otherwise as a result of any of the transfers contemplated by this Agreement.

(f)  Seller has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom and Seller has paid the same to the proper Tax depositories or collecting authorities.

(g)  All ad valorem property Taxes imposed on Seller or its assets for the tax period prior to the Closing have been paid in full.

(h)  All Taxes that Seller has been obligated to (i) deduct, withhold from amounts owing to any employee, creditor, or other Person as per Law have been fully and timely withheld; and (ii) collect from amounts owed to it by any other party as per Law, have been fully and timely collected and in each case, paid to the proper Governmental Authority, and Seller is and has at all times been in compliance with the filing and reporting requirements under Law including all IRS Form W-2, Form 1099, and any other information reporting and records maintenance required with respect thereto under applicable Law.

(i)  Seller has timely and properly collected all applicable sales, use, ad valorem, and value added Taxes, including goods and services, harmonized sales and state provincial or territorial sales Taxes, required by applicable Tax Law to be collected by it, and has duly and timely remitted to the appropriate Governmental Authority any such amounts required by Tax Law to be remitted by it, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(j)  Seller is not, and has not been, a party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(k)  No claim has been made by any Governmental Authority in any jurisdiction where Seller does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction, and to the Knowledge of Seller, there is no reasonable basis on which a Governmental Authority could reasonably be expected to make such a claim.

(l)  Seller is not a party to any Tax allocation, Tax sharing or Tax indemnification agreement other than any such agreement entered into in the ordinary course of business (such as a loan or a lease), the primary purpose of which is unrelated to Taxes. Seller has not ever been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar provision of state, local or non-U.S. Law (other than an affiliated group the parent of which is Seller).

(m)  None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(n)  None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

3.9  Title to Purchased Assets; Encumbrances; Condition.

(a)  Except as set forth on Schedule 3.9(a), and subject to Section 2.2, Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of any and all Liens, and Seller is herewith conveying to Purchaser such title or leasehold interest.

(b)  Subject to Section 2.2, each item of tangible personal property included in the Purchased Assets (whether owned or leased), is (i) in good condition and repair, reasonable wear and tear excepted, (ii) usable in Seller’s Ordinary Course of Business, and (iii) adequate for its present uses and operation by Seller.

3.10  Insurance. All of the properties and business of Seller of an insurable nature are insured by Seller in such amounts and against such Losses, casualties or risks as are (i) usual and customary for companies engaged in businesses similar to Seller’s Business, (ii) required by any applicable Law, or (iii) required by any Contract binding upon Seller. All of the insurance policies held by Seller are in full force and effect and enforceable in accordance with their terms, and Seller is not in Default of any provision of any such policy, including, without limitation failure to make timely payment of all premiums due thereon.

3.11  Compliance with Law.

(a)  To Seller’s Knowledge, Seller is, and has been since January 1, 2022, in compliance in all material respects with all Laws, Licenses and Orders applicable to, required of, or binding on Seller, the Business, or the Purchased Assets. No written notice from any Governmental Authority with respect to any failure or alleged failure of Seller, the Purchased Assets or the Business to comply with any applicable Law, License or Order has been received by Seller, nor, to Seller’s Knowledge, is any such notice threatened.

(b)  There are no Licenses from any Governmental Authority currently held by Seller (or held in the name of any Affiliate of Seller and currently being used by Seller) and necessary for the lawful conduct of the Business as now being conducted.

3.12  Litigation and Claims.

(a)  There is no, and has not been since January 1, 2022 any, Litigation pending or, to Seller’s Knowledge, threatened against Seller with respect to the Business or the Purchased Assets.

(b)  There are no pending or, to Seller’s Knowledge, threatened investigations or inquiries regarding Seller, the Purchased Assets or the Business by any Governmental Authority.

3.13  Employee Benefit Plans.

(a)  Except as set forth on Schedule 3.13(a), Seller does not maintain any Employee Benefit Plans.

(b)  Seller has no Liability under any Employee Benefit Plan that would (i) affect in any way Purchaser’s right, title and interest in, or Purchaser’s right to use or enjoy (free and clear of any Lien) any of the Purchased Assets or (ii) result in the assumption by or imposition on Purchaser or any Affiliate of Purchaser of any Liability, other than Liabilities expressly included as Assumed Liabilities.

(c)  Except as required by Law, Seller has not, at any time, maintained an Employee Benefit Plan providing welfare benefits to employees after retirement or other separation of service.

(d)  The consummation of the transactions contemplated by this Agreement will not cause Purchaser to be liable to any employee or former employee for any sums or obligations under or pursuant to any Employee Benefit Plan or other arrangement providing for payment upon severance or change in control or ownership of Seller or the Business.

3.14  Acquired Contracts. Seller has provided Purchaser with true, complete and correct copies of all Acquired Contracts. All Acquired Contracts are in full force and effect, and constitute legal, valid and binding obligations of Seller and, to the Knowledge of Seller, the other parties thereto, enforceable against such parties in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, or other similar Laws affecting creditors’ rights generally. Neither Seller nor, to Seller’s Knowledge, any other Person is in Default in any material respect under any of the Acquired Contracts.

3.15  Labor Matters.

(a)  Seller is in compliance in all material respects with and has not violated in any material respect the terms and provisions of applicable Laws relating to Seller’s employees and independent contractors. No unfair labor practice charge or complaint against Seller is pending or threatened before any Governmental Authority.

(b)  The employment of all employees of Seller is capable of being terminated by Seller by giving 5 weeks’ notice or less, subject to applicable law. Seller is not a party to any union or collective bargaining agreement, and there are no work rules or practices agreed to between Seller and any labor organization or employee association applicable to any employees of Seller. To Seller’s Knowledge, no attempt to organize any of the employees of Seller has been made, proposed or threatened.

3.16  Brokers and Finders. No finder or any agent, broker or other Person acting pursuant to authority of Seller is entitled to any commission, finder’s fee or other payment in connection with the transactions contemplated by this Agreement or any of the Other Agreements. Any such commission, finder’s fee or other payment, in each instance, shall be paid solely by Seller.

3.17  Interested Transactions. Except as set forth in Schedule 3.17, with respect to the Business, Seller is not a party to any Contract, loan, or other transaction with any officer, director, employee or Affiliate of Seller or any Person who is a Related Person to any such officer, director, employee or Affiliate. Except as set forth in Schedule 3.17, none of the Persons described in the first sentence of this Section owns, or during the last three years has owned, directly or indirectly, beneficially or legally (individually or in the aggregate), five percent or more of the equity or voting interests of any Person that competes with Seller or its Business.

3.18  Top Customers. Schedule 3.18 sets forth a list of the top twenty (20) customers of the Business, based on revenue generated from such customers, for the fiscal year ended December 31, 2024. To Seller’s Knowledge as of the Closing, the relationships of Seller with each of the customers identified on Schedule 3.18 are good commercial working relationships, and, no such customer has terminated or given written notice of termination or non-renewal, or to Seller’s Knowledge, threatened to terminate or not renew, its relationship with Seller within the last year before the Closing. As of the Closing Date, Seller has no Knowledge that any of Seller’s such customers intend to terminate or otherwise modify adversely to Seller in any material respect its relationship with Seller or to materially decrease or limit the products or services that such customer buys from Seller, as the case may be.

3.19  Solvency. Immediately before and immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) the Fair Value (as defined below) of the assets of Seller shall be greater than the total amount of its Liabilities; (ii) Seller shall be able to pay its debts and obligations in the ordinary course of business as they become due; and (iii) Seller shall have adequate capital to carry on its businesses and all businesses in which it is about to engage. For the purposes of this Section 3.19, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of any Person would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller on the date hereof and on the Closing Date as follows:

4.1  Organization, Standing and Foreign Qualification.

(a)  Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Connecticut with the limited liability company power and authority to carry on its business and to own, lease and operate its assets.

(b)  No consent, authorization, Order or approval of, or filing or registration with, any Governmental Authority is required for or in connection with the execution and delivery of this Agreement or any of the Other Agreements by Purchaser or the consummation by Purchaser of the transactions contemplated hereby and thereby.

4.2  Authority and Binding Effect. Purchaser has the power and authority necessary to enter into and perform its obligations under this Agreement and the Other Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Other Agreements have been duly approved by all necessary action of Purchaser, and no action of Purchaser is necessary for the execution, delivery and performance of this Agreement and the Other Agreements. This Agreement has been, and the Other Agreements will be, duly executed and delivered by properly authorized officers of Purchaser and each constitutes, or will constitute when executed and delivered, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.3  Validity of Contemplated Transactions, Restrictions. The execution, delivery and performance of this Agreement and the Other Agreements by Purchaser, and the consummation of the transactions contemplated hereby or thereby, do not and will not (i) violate any provision of the Organizational Documents of Purchaser, or any Law or any Order relating to Purchaser, (ii) result in a Default under or require the consent or approval of any Party to any Contract or License to which Purchaser is a party, or (iii) result in the creation or imposition of any Lien on Purchaser’s assets, other than as would not reasonably be expected to prevent or materially delay the performance of this Agreement by Purchaser or the consummation of any of the transactions contemplated hereby. There is no judgment, decree or order binding on Purchaser or Litigation pending or, to Purchaser’s Knowledge, threatened, which would reasonably be expected to prevent or materially delay the performance of this Agreement by Purchaser or the consummation of any of the transactions contemplated hereby.

4.4  Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.5  Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

4.6  Brokers and Finders. No finder or any agent, broker or other Person acting pursuant to authority of Purchaser is entitled to any commission or finder’s fee in connection with the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS AND ADDITIONAL
AGREEMENTS OF SELLER AND PURCHASER

5.1  Employees. In connection with the Closing, Seller will terminate all employees of the Business, and Purchaser will offer in writing to each employee identified on Schedule 5.1 employment with Purchaser or one of its Affiliates with such offers of employment to take effect immediately at their termination, which shall be at Closing or a mutually agreed date thereafter (but in any event no later than May 1, 2025). The offers shall be on terms and conditions of employment substantially similar to, and, considered overall, no less favorable to such employees than, the terms and conditions of their employment with Seller. Schedule 5.1 also sets forth each employee’s name, salary or wage, commission, accrued vacation (if any) and date of hire. Seller and Purchaser understand and agree that Purchaser shall have no obligation to enter into or continue any employment arrangements with any employee of Seller on or after the Closing Date other than as set forth in the employment offers delivered in connection with the Closing. Seller will pay and be solely responsible for all amounts due to its employees through the end of the day before the Closing Date, including, without limitation, any amounts incurred for wages, bonuses, accrued vacation pay, accrued sick leave (if required to be paid by law on termination of employment) or any severance obligations. Purchaser shall provide a full defense to, and indemnify Seller for any claims which such Persons may incur in connection with any claim brought against or affecting any Seller under the WARN Act for any actions taken by Purchaser with regard to any employees, including but not limited to liability under the WARN Act that arises in whole or in part as a result of any “employment loss,” as that term is defined in the WARN Act, which was caused or directed by Purchaser from and after the Closing. “WARN Act” shall mean the Worker’s Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., and any similar state and local applicable Laws and Regulations, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

5.2  Certain Tax Matters.

(a)  Seller covenants that it will, on or before the due dates, file all Tax Returns required by Law to be filed by it on or after the date of this Agreement, for or with respect to Pre-Closing Tax Periods and shall pay all Taxes due and payable for such periods.

(b)  Subsequent to the Closing Date, Purchaser and Seller shall provide each other with such assistance (including the provision of records) as may reasonably be requested by either of them in connection with the preparation of any Tax Return, the response to any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to any Liability of Seller for Taxes.

(c)  All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement will be borne and paid by Purchaser when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

5.3  Expenses. Each of the Parties will pay its own expenses (including attorneys’ fees and expenses), except as may be otherwise provided herein.

5.4  Further Assurances. At any time and from time to time after the Closing, Seller shall, at the reasonable request of Purchaser, (i) take any and all actions necessary to fulfill its obligations hereunder and to put Purchaser in actual possession and operating control of the Purchased Assets, and (ii) execute and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other actions as may be necessary or appropriate to effectuate, record or perfect the transfer of Seller’s right, title and interest in, to and under the Purchased Assets to Purchaser, free and clear of all Liens, to confirm Purchaser’s right, title and interest in, to and under the Purchased Assets, to assist Purchaser in a manner as may be reasonably requested by Purchaser in exercising rights relating thereto, and otherwise to effectuate and consummate any of the transactions contemplated hereby. To the extent that, after the Closing Seller receives any cash, checks with appropriate endorsements, or other payment that is properly for the account of Purchaser according to the terms of this Agreement (including any payment with respect to the Acquired Accounts Receivable or any invoice issued by Seller on behalf of Purchaser pursuant to Section 5.5), Seller shall as promptly as practicable, but not less than on a weekly basis, deliver such amounts to Purchaser by wire transfer of immediately available funds to the account designated by Purchaser, together with an accounting of any such amounts received.

5.5  Transition Services.

(a)  During the calendar month following the Closing, Seller shall (i) continue to invoice Acquired Customers on Purchaser’s behalf, providing for remittance instructions at Purchaser’s direction, and (ii) promptly forward to Purchaser for payment any invoices received by Seller with respect to services performed for or goods supplied to the Business after Closing. Seller shall provide such services with reasonable care and consistent with its past practices. Purchaser agrees to reimburse Seller upon invoice therefor for any reasonable and documented out-of-pocket expenses that Seller incurs in connection with the performance of such services.

(b)  Promptly following the termination of any services provided pursuant to Section 5.5(a), Seller shall invoice Purchaser for its costs arising from the provision of the services, which costs for the period shall be limited to (i) the wages payable to any employees providing the services, (ii) a reasonable allocation for the cost of the benefits of such employees, and (iii) a reasonable allocation of the wage and benefit cost of one supervisor, which shall be pro-rated for the actual time spent supervising the services over the period.

5.6  Delivery of Books and Records. Seller covenants that it has delivered to Purchaser all original documents, books and records pertaining to the Purchased Assets in its possession. Seller may retain copies of any of the foregoing for its own use.

5.7  Confidentiality. Seller agrees that, for a period of five (5) years from the Closing (and to the extent it exceeds such five-year period: (i) as to customer or vendor information that is subject to confidentiality restrictions set forth in any Acquired Contract, for the duration of such contractual restrictions as so set forth in such Acquired Contract, and (ii) as to any item that may be classified as a trade secret under applicable Law, for so long as it may be so classified) Seller will not, and will not permit its representatives and Affiliates to, use in the conduct of its or their businesses (except as contemplated by this Agreement), or disclose to any other Person, any Confidential Information relating to the Purchased Assets or the Business; provided, however, that the foregoing prohibitions shall not apply to (a) disclosures that are required by Law or by a Governmental Authority; (b) information that is ascertainable or obtained from public or published information; or (c) information lawfully received from a Third Party who was not under an obligation to keep such information confidential.

5.8  Conduct of the Business. From the date of this Agreement until the Closing (or until the earlier valid termination of this Agreement), Seller shall (i) carry on its business in the ordinary course of business, (ii) maintain and preserve in all material respects the relationships and goodwill of its business with its customers, suppliers, distributors, landlords and other Persons having material business relationships with its business; (iii) not grant, create, assume or otherwise incur any Lien on any of the Purchased Assets, and (iv) maintain the Purchased Assets in good and working order. Each of the Parties shall use commercially reasonable efforts to satisfy the conditions to Closing and cause the Closing to occur as promptly as practicable.

ARTICLE 6
CLOSING Conditions of purchaser

The obligations of Purchaser to consummate the transactions contemplated hereunder shall be subject to the fulfillment, on or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion, to the extent permitted by Law):

6.1  Closing Deliveries. At the Closing, Seller shall make the following deliveries or took the following actions:

(a)  Bill of Sale; Assignments; Etc. Seller shall deliver to Purchaser (a) a bill of sale in a form reasonably satisfactory to Purchaser, (b) an assignment and assumption agreement in a form reasonably satisfactory to Purchaser (the “Assignment and Assumption Agreement”), and (c) such other assignments and instruments of conveyance as were necessary or appropriate to transfer the Purchased Assets to Purchaser, each in form, scope and substance satisfactory to Purchaser and duly executed by Seller.

(b)  Secretary’s Certificate. Seller shall deliver to Purchaser a certificate of the Secretary of Seller, dated the Closing Date, certifying as to (a) Organizational Documents of Seller in effect on the Closing Date, (b) resolutions adopted by the governing body of Seller approving this Agreement, the Other Agreements and the consummation of the transactions contemplated hereby and thereby, and (c) the incumbency of all officers of Seller who have executed this Agreement or any of the Other Agreements.

(c)  Approvals. Seller shall deliver to Purchaser evidence that the notices, authorizations, consents, approvals or novations, as applicable, with respect to the Acquired Contracts have been delivered, received or obtained, as applicable, each in form and substance reasonably acceptable to Purchaser.

(d)  Restrictive Covenant Agreement. Seller shall deliver to Purchaser an agreement in the form attached hereto as Exhibit A, duly executed by Seller, containing various non-compete and non-solicit obligations of such parties (the “Restrictive Covenant Agreement”).

(e)  Employment Offer Letters. Seller shall cause each of the employees set forth on Schedule 6.1(e) to have delivered to Purchaser for each such Person an employment offer letter, in each case in form, scope and substance satisfactory to Purchaser and duly executed by such Persons who are party to such documents.

(f)  Releases of Liens. Seller shall deliver evidence satisfactory to Purchaser in its reasonable discretion of the release of any Liens on the Purchased Assets.

(g)  W-9. Seller delivered to Purchaser a complete, correct, and executed Internal Revenue Service Form W-9.

6.2  MAC. There shall not have been a Material Adverse Change.

6.3  No Injunction. No governmental authority shall have enacted, issued, promulgated, enforced, entered any Law or issued any Order (whether temporary, preliminary or permanent) that remains in effect that makes the transactions contemplated hereunder illegal or otherwise prohibits the consummation of such transactions or implicitly rejected the consummation of such transactions following the expiration of a waiting period.

6.4  Bringdown. The representations and warranties of Seller set forth in Article III shall be true and correct in all material respects (except for any representations and warranties that are qualified by “materiality,” “in all material respects,” or similar qualifiers, which shall be true and correct in all respects), and Seller shall have performed all of its covenants required to be performed before Closing in all material respects. Purchaser shall have received a certificate from a duly authorized officer of Seller certifying that the foregoing condition has been satisfied.

ARTICLE 7
closing conditions of seller

The obligations of Seller to consummate the transactions contemplated hereunder shall be subject to the fulfillment, on or before the Closing Date, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion, to the extent permitted by Law):

7.1  Closing Deliveries. At Closing, Purchaser shall make the following deliveries:

(a)  Payment of the Purchase Price. Purchaser shall pay the Closing Payment in the manner described in Section 1.3.

(b)  Assignment and Assumption Agreement. Purchaser shall deliver to Seller the Assignment and Assumption Agreement, duly executed by Purchaser.

(c)  Secretary’s Certificate. Purchaser shall deliver to Seller a certificate of the Secretary of Purchaser, dated the Closing Date, certifying (i) the Organizational Documents of Purchaser in effect on the Closing Date, (ii) resolutions adopted by the governing body of Purchaser approving this Agreement, the Other Agreements and the consummation of the transactions contemplated hereby and thereby, and (iii) the incumbency of all officers of Purchaser who have executed this Agreement or any of the Other Agreements.

7.2  Bringdown. The representations and warranties of Purchaser set forth in Article IV shall be true and correct in all material respects (except for any representations and warranties that are qualified by “materiality,” “in all material respects,” or similar qualifiers, which shall be true and correct in all respects), and Purchaser shall have performed all of its covenants required to be performed before Closing in all material respects. Seller shall have received a certificate from a duly authorized officer of Purchaser certifying that the foregoing condition has been satisfied.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS
AND WARRANTIES AND INDEMNIFICATION

8.1  Survival of Representations and Warranties. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however (a) the representations and warranties of Seller and Purchaser contained in ARTICLE 3 and ARTICLE 4 of this Agreement, other than the representations and warranties set forth in Sections 3.1, 3.2, 3.8, 3.9, 3.16, 4.1, 4.2 and 4.4, which shall survive until sixty (60) days after the applicable statute of limitations, shall survive until fifteen (15) months after the Closing Date, and (b) each covenant and obligation contained in this Agreement shall survive until such covenant or obligation is fully performed and discharged in accordance with its terms. Written notice of a claim for indemnification under this Agreement must be given by the Party seeking indemnification prior to the expiration of the applicable survival period set forth in this Section 8.1, in which case such claim shall survive the time at which it would otherwise terminate pursuant to this Section 8.1.

8.2  Obligation of Seller to Indemnify. Subject to the limitations contained in this ARTICLE 8, Seller will indemnify, defend and hold Purchaser and its Affiliates and its and their respective Representatives, successors and permitted assigns harmless from and against all Losses asserted against, imposed upon or incurred by any of them by reason of, resulting from, or in connection with the following:

(a)  any inaccuracy in or breach of any representation or warranty made by Seller pursuant to this Agreement;

(b)  any breach of or failure of Seller to satisfy and fulfill any covenant or agreement made or to be performed by Seller pursuant to this Agreement;

(c)  any Retained Liabilities;

(d)  Taxes attributable to a Pre-Closing Tax Period; and

(e)  any Retained Assets.

8.3  Obligation of Purchaser to Indemnify. Subject to the limitations contained in this ARTICLE 8, Purchaser agrees to indemnify, defend and hold Seller and its Affiliates and its and their respective Representatives, successors and permitted assigns harmless from and against all Losses which may be asserted against, imposed upon or incurred by any of them by reason of, resulting from or in connection with the following:

(a)  any inaccuracy in or breach of any representation or warranty made by Purchaser pursuant to this Agreement;

(b)  any breach of or failure of Seller to satisfy and fulfill any covenant or agreement made or to be performed by Purchaser pursuant this Agreement; and

(c)  the failure of Purchaser to perform or discharge any Assumed Liabilities in accordance with their respective terms.

8.4  Limitations.

(a)  For purposes of determining the inaccuracy or breach of any representation or warranty herein or in any instrument or document delivered hereunder and the amount of any Losses that are indemnifiable hereunder, each such representation and warranty shall be read without regard and without giving effect to any materiality or Material Adverse Change or Material Adverse Effect or similar qualification contained therein (as if such standard or qualification were deleted from such representation or warranty).

(b)  Notwithstanding anything herein to the contrary, except with respect to Fraud, no Party’s maximum liability under this ARTICLE 8 shall exceed the Purchase Price that is actually received by Seller (after taking into account any adjustments pursuant to Sections 1.4, 1.5, and 1.6).

8.5  Notice of Loss or Asserted Liability. Promptly after (a) becoming aware of circumstances that have resulted in a Loss for which any Person entitled to indemnification pursuant to Section 8.2 or Section 8.3 (the “Indemnified Party”) intends to seek indemnification under such Section, or (b) receipt by the Indemnified Party of written or oral notice of any demand, claim or circumstance which, with or without the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any Litigation that may result in a Loss (an “Asserted Liability”), the Indemnified Party shall give notice thereof (the “Claims Notice”) to any other Party or Parties obligated to provide indemnification pursuant to Section 8.2 or Section 8.3 (the “Indemnifying Party”). The Claims Notice shall contain (i) a description of the Loss or the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or which may be suffered by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under ARTICLE 8 for such Losses or Asserted Liabilities, and (iii) a demand for payment in the amount of such Losses or Asserted Liabilities. The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability or the Loss at any time prior to final resolution of the obligation to indemnify relating to the Asserted Liability or the Loss. If a Claims Notice is not provided promptly as required by this Section 8.5, the Indemnified Party nonetheless shall be entitled to indemnification by the Indemnifying Party to the extent that the Indemnifying Party is not prejudiced by such late receipt of a Claims Notice; provided, however, that in no event may a Claims Notice be delivered after the expiration of the indemnification right claimed in such Claims Notice, as set forth in Section 8.1. Notwithstanding the foregoing sentence, however, if a Claims Notice is not provided prior to compromise or payment of any Asserted Liability by the Indemnified Party, the Indemnified Party shall only be entitled to indemnification by the Indemnifying Party to the extent that the Indemnified Party establishes that the Indemnifying Party has not been prejudiced by such late receipt of the Claims Notice.

8.6  Opportunity to Contest. If the Indemnifying Party has in writing accepted responsibility to indemnify the Indemnified Party for an Asserted Liability, the Indemnifying Party may elect to compromise or contest and assume control of the defense of, at its own expense and with counsel of its choice reasonably acceptable to the Indemnified Party, such Asserted Liability. If the Indemnifying Party elects to compromise or contest such Asserted Liability, it shall, within 30 days of receipt of a Claims Notice (or sooner, if the nature of the Asserted Liability so requires), notify the Indemnified Party of its intent to do so by sending a notice to the Indemnified Party, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise or contest of such Asserted Liability. If the Indemnifying Party elects not to compromise or contest the Asserted Liability, fails to notify the Indemnified Party of its election whether or not to compromise or contest as herein provided, or contests its obligation to indemnify under this Agreement, the Indemnified Party (upon further notice to the Indemnifying Party) shall have the right to pay, compromise or contest and assume control of the defense of such Asserted Liability on behalf of and for the account and risk of the Indemnifying Party. Anything in this Section 8.6 to the contrary notwithstanding, (i) the Indemnified Party shall have the right, at its own cost and for its own account, and with no right of indemnification against the Indemnifying Party with respect thereto, to compromise or contest and assume control of the defense of any Asserted Liability, and (ii) the Indemnifying Party shall not, without the Indemnified Party’s written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise any Asserted Liability or consent to entry of any judgment in respect of such Asserted Liability, except for settlements or compromises that involve only the payment of money, and provided that any such settlement or compromise by the Indemnified Party shall include an unconditional term releasing the Indemnified Party from all Liability in respect of such Asserted Liability. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the contest of such Asserted Liability. Seller and Purchaser shall provide reasonable cooperation with each other as to all Asserted Liabilities, shall make available to each other as reasonably requested all information, records, and documents relating to all Asserted Liabilities and shall preserve all such information, records, and documents until the termination of any Asserted Liability. Seller and Purchaser also shall make available to each other, as reasonably requested, its personnel, agents, and other representatives who are responsible for preparing or maintaining information, records, or other documents, or who may have particular knowledge with respect to any Asserted Liability.

8.7  Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the purchase price with respect to the Purchased Assets by the Parties for Tax purposes, unless otherwise required by Law.

8.8  Damages. Payments by an Indemnifying Party pursuant to this Article 8 in respect of any Loss shall be limited to the amount that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim (in each case, net of the reasonable and documented costs of collection). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement; provided, however, no Party shall be required to initiate any Litigation to recover any such amount. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or special damages. Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any Loss that is subject to indemnification hereunder.

8.9  Exclusive Remedy. Following the Closing, and except for the availability to Purchaser of non-monetary equitable remedies and in cases involving the Fraud or willful misconduct of Seller or its Representatives, the remedies set forth in this ARTICLE 8 shall constitute the sole and exclusive remedy against any Party and such Party’s stockholders for money damages and shall be in lieu of any other remedies for money damages that may be available to either Party under any other agreement or pursuant to any statutory or common law with respect to any Losses of any kind or nature incurred directly or indirectly resulting from or arising out of this Agreement, the Other Agreements, the Business, the Purchased Assets, the Assumed Liabilities or the Retained Liabilities (it being understood that nothing in this Section 8.7 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other similar non-monetary equitable remedies with respect to the covenants referred to in this Agreement to be performed after the Closing). Seller and Purchaser each hereby waive any provision of any applicable Law to the extent that it would limit or restrict the agreement contained in this Section 8.7.

ARTICLE 9
DEFINITIONS

The following terms (in their singular and plural forms as appropriate) as used in this Agreement shall have the meanings set forth below unless the context requires otherwise:

“Accounting Firm” means a nationally recognized independent public accounting firm as mutually agreed by Purchaser and Seller in writing.

“Accounts Receivable” means all accounts receivable, notes receivable and other monies due to Seller for sales and deliveries of goods, performance of services and other business transactions (whether or not on the books of Seller) related to the Business arising prior to the date of this Agreement and any claim, remedy or other right related to any of the foregoing.

“Acquired Sites” means the sites set forth on Schedule 9.1.

“Affiliate” means, with respect to any Person, (i) any other Person who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (ii) who beneficially owns or holds five percent or more of any class of voting securities of such Person, (iii) any other Person who is a member of the board of directors or other analogous governing body of such Person or any Person who is a Related Person of such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Asset Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto or referred to herein.

“Allocation” has the meaning set forth in Section 1.8 of this Agreement.

“Assumed Liabilities” means only the following Liabilities of Seller relating to the Purchased Assets (other than Retained Liabilities) as set forth on Schedule 1.1: (i) Liabilities to be paid or performed for or with respect to periods from and after the Closing Date under or pursuant to the Acquired Contracts (other than any Liabilities resulting from or arising out of any Default by Seller under or with respect to any of the Acquired Contracts); (ii) Liabilities relating exclusively to the Purchased Assets that arise with respect to events occurring after the Closing, and (iii) all Liabilities for Taxes with respect to the Purchased Assets for any Post-Closing Tax Period; provided, however, for the avoidance of doubt, Liabilities arising from or related to Retained Assets shall not be Assumed Liabilities and shall be Retained Liabilities.

“Books and Records” means the books, ledgers, files, reports, plans, lists, records, manuals and other materials (in any form or medium), and correspondence, customer or client complaints and inquiries, maintenance files, price lists, distribution lists, and sales order files, in each case, of, or maintained by, Seller that are related to the Purchased Assets, but excluding any such items to the extent (i) they are included in or exclusively related to any Retained Assets or Retained Liabilities or (ii) any Law prohibits their transfer.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or holiday or any other day on which banks in New York, New York are authorized to be closed.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” means the date hereof.

“Closing Payment” has the meaning set forth in Section 1.2(a) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall mean, with respect to any Person, information (in any form or media and whether or not constituting a trade secret under applicable Law) regarding such Person or such Person’s business, which has a value to such Person and which is generally treated by such Person as confidential or proprietary, including information regarding such Person’s intellectual property (including trademarks, copyrights, software (including source code and object code), patents and designs), know-how, methods of operation, finances, management, processes, programs, databases, techniques, products, research, pricing, billing procedures, customers, prospective customers, vendors and suppliers, provided, however, that Confidential Information shall not include any information which has been voluntarily disclosed to the public by such Person or which otherwise enters the public domain through lawful means and not from a Person who was under a duty of non-disclosure.

“Contract” means any written or oral contract, agreement, understanding, lease, license, commitment, arrangement, obligation, undertaking of any kind or character or other document that is binding on any Person or its assets.

“Default” means (i) a breach of, default under or misrepresentation in or with respect to, any Contract or License, or (ii) the occurrence of an event that with the passage of time or the giving of notice or both would constitute such a breach or default.

“Employee Benefit Plans” means any employee benefit plan or any other pension, retirement, profit-sharing, compensation, stock option, share purchase, phantom stock, employee stock ownership, severance or other termination pay, vacation, bonus, incentive, medical, disability, vision, dental, insurance, cafeteria, flexible spending account plan, or other employee or fringe benefit plan, or any other written or unwritten trust fund, program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, that Seller has at any time participated in, adopted, maintained, sponsored in whole or in part, to which Seller is or has been required to contribute or as to which Seller has any Liability, whether accrued, contingent, or otherwise for the benefit of current or former employees, directors, officers, leased employees, independent contractors or agents, or their current or former spouses, dependents, or other beneficiaries.

“Financial Statements” means the financial statements of the Business set forth on Schedule 3.4.

“Fraud” means Delaware common law fraud as interpreted by the federal and state courts of the State of Delaware.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

“Gross Profit” means, with respect to any Performance Period, an amount equal to the cash collected by Purchaser from each of the Acquired Customers during the Performance Period, calculated based on Purchaser’s internal reports but subject to Seller’s audit of Purchaser’s bank account for revenue only upon reasonable notice.

“Indebtedness” means with respect to any Person all obligations which should be classified on a balance sheet of such Person as Liabilities, and in any event shall include (a) all indebtedness of such Person for (i) borrowed money or (ii) the deferred purchase price of property, (b) all obligations of such Person evidenced by notes, bonds, debentures, guarantees, reimbursement agreements, or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (d) all obligations of such Person as lessee under leases that have been or should be recorded as capital leases, and (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities. For the avoidance of doubt, “Indebtedness” shall not include trade payables incurred in Seller’s Ordinary Course of Business.

“Knowledge”, with respect to Seller, means the actual knowledge, after reasonable inquiry, of Brett Johnston and David Sweitzer and, with respect to any other Person, means such information actually known by such Person, after reasonable inquiry.

“Law” means any code, law, Order, common law, case law, ordinance, regulation, rule, or statute of any Governmental Authority.

“Liability” means any liability, indebtedness, obligation, penalty, expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the Ordinary Course of Business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured or unmatured.

“License” means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing that is binding on any Person or its assets.

“Lien” means any mortgage, lien, security interest, pledge, hypothecation, encumbrance, restriction, reservation, encroachment, easement, conditional sale agreement, title retention or other security arrangement, defect of title, adverse right or interest or charge of, on, or with respect to any property or property interest.

“Litigation” means any lawsuit, action, claim, arbitration or other legal proceeding (including governmental investigations or criminal prosecutions) and written notices threatening any of the foregoing proceedings.

“Loss” means any loss, Liability, obligation, payment, assessment, damage, cost, Taxes, expense, lost profits (including without limitation, (i) without duplicating the recovery in (ii) or (iii), interest, penalties, fines, and reasonable, out-of-pocket attorneys’ fees and expenses, (ii) without duplicating the recovery in (i) or (iii), reasonable, out-of-pocket attorneys’ fees and expenses necessary to enforce rights to indemnification hereunder, and (iii) without duplicating the recovery in (i) or (ii), reasonable out-of-pocket consultant’s fees and other reasonable out-of-pocket costs of defense or investigation), in each case whether accrued, absolute, contingent, known or unknown, as of the Closing Date or thereafter.

“Material Adverse Change” or “Material Adverse Effect” means any change or effect that, when taken individually or together with all other adverse changes or effects (whether or not constituting a breach of a representation, warranty, or covenant set forth in this Agreement), is or would reasonably be expected to have a material adverse effect on the Business, results of operations, condition (financial or otherwise), profitability, or operations of Seller, taken as a whole.

“Order” means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Authority to which any Person is a Party or that is or may be binding on any Person or its securities, assets or business.

“Ordinary Course of Business” means, with respect to a Person, actions similar in nature, magnitude and frequency to actions normally taken by such Person in the day-to-day operations of its business during its most recent fiscal year, and thus, among other things, excludes actions that require the approval of the governing body.

“Organizational Documents” means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, certificate of formation, bylaws, constitution, operating agreement, deed of trust, partnership agreement, or other charter documents or organizational or governing documents or instruments of such Person.

“Other Agreements” means the agreements, documents, assignments and instruments to be executed and delivered by Seller or Purchaser pursuant to this Agreement.

“Party” has the meaning set forth in the Preamble.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association or any person acting in a representative capacity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 1.2 of this Agreement.

“Purchased Assets” means, in each case, other than the Retained Assets, all of Seller’s rights and title to, and interest in, the following properties, rights and assets, whether owned, leased, used or held for use in the Business:

(i)  The customer accounts for the sites set forth on Schedule 9.1 (collectively the “Acquired Customers”), together with any customer lists, purchasing histories, contact information and other information that Seller maintains with respect to each Acquired Customer;

(ii)  each Contract that is related to the Business, including (A) any lease to which any Acquired Equipment is subject, including the leases set forth on Schedule 9.2, (B) any open purchase order with an Acquired Customer, and (C) the customer and vendor Contracts set forth on Schedule 9.2 (collectively, the “Acquired Contracts”, each an “Acquired Contract”);

(iii)  the Accounts Receivable set forth on Schedule 9.3 (collectively, the “Acquired Accounts Receivable”);

(iv)  the equipment set forth on Schedule 9.4 (collectively, the “Acquired Equipment”);

(v)  all claims, causes of action, rights of recovery, rights of recoupment, prepaid expenses, credits, advance payments, security, refunds, deposits, charges, sums, fees and rights of set-off of any kind of Seller related to the Purchased Assets (including any such item relating to the payment of Taxes), but excluding any claims, causes of action, rights of recovery, rights of recoupment and rights of set-off related solely to any one or more (A) Retained Assets or (B) Retained Liabilities;

(vi)  originals, or, where originals are not available, copies, of all Books and Records related to the Purchased Assets; and

(vii)  the goodwill of the Business related to the Purchased Assets.

“Purchaser” has the meaning set forth in the Preamble.

“Related Person” means, with regard to any natural Person, his spouse, parent, sibling, child, aunt, uncle, niece, nephew, in-law, grandparent and grandchild (including by adoption) and any trustees or other fiduciaries for the benefit of such relatives.

“Representatives” with respect to any Person means the members, shareholders, directors, managers, officers, principals, employees, agents, advisors and other representatives of such Person.

“Retained Assets” means all assets of Seller other than the Purchased Assets.

“Retained Liability” means any Liability of Seller which is not an Assumed Liability. Without limiting the generality of the foregoing, “Retained Liability” includes: (i) any Liability for any Taxes of Seller (or any member of Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) any Indebtedness of Seller; (iii) any Contract of Seller not validly assigned to Purchaser (until valid assignment thereof); (iv) any Liability incurred by Seller as a result of any Default by Seller under this Agreement or any of the Other Agreements; (v) any Liability of Seller for any employee compensation for any period prior to the Closing or for any severance payments or other severance obligations relating to any Person employed by Seller, as a result of such employment by Seller, regardless of whether such employee is concurrently herewith or is hereafter employed by Purchaser; (vi) any Liability of Seller pursuant to any Employee Benefit Plan of Seller; (vii) any Liability of Seller to pay any sum due to any current or former shareholder or Affiliate of Seller, including bonuses or other compensation on account of the transactions contemplated by this Agreement; (viii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 5.2(c); (ix) other Taxes of Seller (or any member or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any member or Affiliate of Seller) that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law) and (ix) any Liability of Seller with respect to any of the Retained Assets.

“Schedule” means a disclosure schedule to this Agreement.

“Seller” has the meaning set forth in the Preamble.

“Site-Level Gross Profit” means the amount of gross profit attributable to each Acquired Site, which amount is set forth for each such customer account on Schedule 9.1.

“Subsidiary” means any Person of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person which is at the time directly or indirectly owned or controlled by another Person, or by any one or more Subsidiaries of such other Person, or by such other Person and one or more of its Subsidiaries or Affiliates.

“Tax” or “Taxes” means (a) any U.S. federal, state, local, non-U.S. and other income (net and gross), gross receipts, capital, franchise, profits, windfall profit, withholding, collection, equalization levy, minimum alternate tax, buy-back tax, employment, payroll, social security, severance unemployment, disability, property (real or personal), ad valorem, stamp, excise, occupation, sales, use, production, license, lease, service, service use, goods and services, business and occupation, transfer, value added, custom duties, escheat and unclaimed property, alternative or add on minimum, stamp, customs, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, estimated, or other taxes, fees, assessments, charges surcharges, penalties, or fines or charges of any kind whatsoever, whether disputed or not; (b) any interest, penalty, fine, or addition imposed by any Governmental Authority in connection with any item described in clause (a); and (c) any liability for the payment of any amounts of the type described in (a) as a result of the operation of law, by reason of contract, assumption, transferee or successor liability, any express or implied obligation to indemnify any other Person, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Return” means any return, declaration, report, list, claim for refund, computation, form, information return or statement or other document required to be filed with a Governmental Authority with respect to Taxes, including any schedule thereto, and including any amendment thereof.

“Third Party” or “Third Parties” means any Person that is not Purchaser or Seller, or an Affiliate of Purchaser or Seller.

“Threshold” means, with respect to any given Performance Period, $1,960,000.

“Undisclosed Liability” means any Liability of Seller that is not reflected or reserved against in the Financial Statements or disclosed herein or in a Schedule to this Agreement.

ARTICLE 10
MISCELLANEOUS

10.1  Notices.

(a)  All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (i) when sent by e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided, that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (local time) shall be deemed to have been received at 9:00 a.m. (local time) on the next Business Day) or (ii) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered in person by a courier with receipt, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to Seller:	Quest Resource Management Group, LLC
3481 Plano Parkway
The Colony, Texas 75056
Attention: Sam Sa
Email: sam.sa@questrmg.com

with copies to:	Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attention: Kenneth Schlesinger; Claudia Dubón
Email: kschlesinger@olshanlaw.com; cdubon@olshanlaw.com

If to Purchaser:	Lincoln Waste Solutions, LLC
21 Griffin Road, Suite 102
Windsor, Connecticut 06059
Attention: John Ayvas
Email: john.ayvas@lincolnwaste.com

with copies to:	Eversheds Sutherland (US) LLP
227 West Monroe Street, Suite 6000
Chicago, IL 60606
Attention: Lance Phillips
Email: lancephillips@eversheds-sutherland.com

(b)  Any Parties may change its address specified for notices herein by designating a new address by notice given in accordance with this Section 10.1.

10.2  Entire Agreement. This Agreement and the Other Agreements constitute the entire agreement between the Parties relating to the subject matter hereof and thereof and supersede all prior or contemporaneous, oral or written, and all contemporaneous oral negotiations, discussions, communications, promises, writings and agreements relating to the subject matter hereof and of the Other Agreements.

10.3  Modifications, Amendments and Waivers.

(c)  No amendment, supplement, or modification to this Agreement will be binding unless in writing and signed by each Party’s authorized representative.

(d)  No term or provision of this Agreement shall be deemed waived and no breach excused, unless the waiver or excuse of breach is in writing and signed by the Party from whom such waiver or excuse was required. The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall not, in any way, affect such Party’s right to enforce that provision. No single or partial waiver by any Party of any condition of this Agreement, or any breach of any term, agreement or covenant or the inaccuracy of any representation or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

10.4  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties, and their respective successors and assigns, but no assignment shall relieve any Party of the obligations hereunder. This Agreement cannot be assigned by any Party without the prior written consent of the other Parties, except that Seller and Purchaser may assign this Agreement and its rights hereunder (including all rights to all components of the Purchase Price) to any of their respective lenders as collateral security.

10.5  Table of Contents; Captions; References. The table of contents and the captions and other headings used in this Agreement have been inserted for convenience of reference only and shall not, in any way, be construed as defining, limiting, or describing the scope or intent of this Agreement or sections to which they relate; and they shall not affect the interpretation or meaning of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement. For purposes of this Agreement, “including” and any other words or phrases of inclusion shall not be construed as terms of limitation, so that references to “included” matters shall be regarded as non-exclusive, non-characterizing illustrations.

10.6  Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive Laws of the State of Delaware, without regard to Delaware’s choice of laws rules.

10.7  Consent to Jurisdiction; Waiver of Jury Trial. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

10.8  Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

10.9  Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect, such provision shall be deemed to be severed herefrom, and the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

10.10  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of Seller and Purchaser. The delivery of a .pdf or other electronic counterpart signature page shall be deemed to be an original.

10.11  Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Purchaser or Seller, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties.

10.12  No Intention to Benefit Third Parties. Except as set forth in ARTICLE 8, this Agreement is not intended to, and shall not, (i) benefit any Person other than the Parties who are signatories hereto or (ii) create any third Party beneficiary right in any Person.

10.13  Termination. Either party may terminate this Agreement by written notice to the other party on or after May 1, 2025 in the event that the Closing has not occurred on or prior to such date. In the event of termination of this Agreement, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party except that nothing herein shall relieve Seller or Purchaser from liability for any willful breach of this Agreement occurring prior to such termination, in which case the other non-breaching party shall be entitled to all rights and remedies available at law or equity.

[Signatures Follow]

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

SELLER:

QUEST RESOURCE MANAGEMENT GROUP, LLC

By:	/s/ Brett Johnston
	Name:	Brett Johnston
	Title:	CFO

PURCHASER:

LINCOLN WASTE SOLUTIONS, LLC

By:	/s/ John Ayvas
	Name:	John Ayvas
	Title:	Chief Executive Officer